EXHIBIT 10.1

THIRD AMENDMENT TO THE DERMATA THERAPEUTICS, INC.

2021 OMNIBUS EQUITY INCENTIVE PLAN

This Third Amendment (the “Amendment”) to the Dermata Therapeutics, Inc. 2021 Omnibus Equity Incentive Plan (the “Plan”) of Dermata Therapeutics, Inc. (the “Company”), is made as of February 22, 2024. All capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Plan.

W I T N E S S E T H:

WHEREAS, Section 17.2 of the Plan reserves to the Board of Directors of the Company (the “Board”) the right to amend the Plan from time to time;

WHEREAS, the Board desires to increase the number of shares of the common stock of the Company, par value $0.0001, (“Common Stock”) reserved for issuance under the Plan from 629,069 share to 1,198,951 shares, subject to approval by the Company’s stockholders; and

WHEREAS, the Board desires to amend certain language within the Plan relating to the automatic increase in the number of shares authorized under the Plan from one percent (1%) to five percent (5%) of the number of shares of Common Stock outstanding on December 31st of the precedent calendar year, subject to approval by the Company’s stockholders.

NOW, THEREFORE, be it effective as of the date of approval by the Company’s stockholders, the Plan is hereby amended as follows:

1. Amendment to Section 4.1(a).

a. Section 4.1(a) of the Plan is hereby amended and restated in its entirety, to read as follows:

(a)

Subject to adjustment pursuant to Section 4.3 and any other applicable provisions hereof, the maximum aggregate number of shares of Common Stock, which may be issued under all Awards granted to Participants under the Plan, shall be 1,198,951 shares; all of which may, but need not, be issued in respect of Incentive Stock Options.

b. Section 4.1(b) of the Plan is hereby amended and restated in its entirety, to read as follows:

(b)

The number of shares of Common Stock available for issuance under the Plan shall automatically increase on January 1st of each year commencing the January 1 following the Effective Date and on each January 1 thereafter until the Expiration Date (as defined in Section 17.2 of the Plan), in an amount equal to five percent (5%) of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year, to provide that there shall be no increase int eh share reserve for such calendar year or that the increase in the share reserve for the calendar year be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, none of the additional shares of Common Stock available for issuance pursuant to this Section 4.1(b) shall be issued in respect of Incentive Stock Options.

2. This Amendment shall be subject to approval by the stockholders of the Company within 12 months after the date this Amendment is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under applicable laws. Notwithstanding any provision in the Plan to the contrary, exercise of any Option granted for shares of Common Stock in excess of those remaining available for grant under the Plan in the absence of such Amendment before the Company has obtained stockholder approval of this Amendment in accordance with this Section 2 shall be conditioned upon obtaining such stockholder approval of this Amendment in accordance with this Section 2.

3. Except as set forth herein, the Plan shall remain in full force and effect without modification.

1

IN WITNESS WHEREOF, the undersigned officer hereby certifies that the foregoing amendment to the Plan was duly adopted and approved by the Board.

Dated: February 22, 2024	DERMATA THERAPEUTICS, INC.

/s/ Gerald T. Proehl
Name: Gerald T. Proehl
Title: President and Chief Executive Officer

2